Exhibit 99.1

Amylin Pharmaceuticals, Inc. 9360 Towne Centre Drive San Diego, CA 92121 USA	Tel (858) 552 2200 Fax (858) 552 2212 www.amylin.com

For Immediate Release

Investors:

Michael York

858-458-8602
michael.york@amylin.com

Media:	Alice Izzo
858-642-7272

alice.izzo@amylin.com

AMYLIN PHARMACEUTICALS ANNOUNCES A NEW SALES APPROACH

TO BETTER TARGET THE DIABETES MARKET

Changes will result in a 35% sales force reduction and approximately $45 million annual GAAP operating results benefit

SAN DIEGO, May 4, 2009 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today announced a new approach to sales within the diabetes market. Amylin’s existing primary care and specialty sales forces will merge into a single organization that brings a specialty approach to endocrinologists and diabetes-focused primary care physicians. The changes are expected to be implemented in the next several weeks and will reduce the total number of Amylin sales representatives by approximately 35 percent, or 200 employees, and will result in an annualized benefit of approximately $45 million to GAAP operating results in 2010.

The new sales approach is part of Amylin’s continuing efforts to improve the efficiency and effectiveness of exenatide alliance operations with partner Eli Lilly and Company, and to maximize the value of the Company’s current and future portfolio of first-in-class diabetes products. The changes to Amylin’s field sales organization will be coordinated and aligned with the continuing exenatide sales efforts of Lilly. Amylin’s resulting field sales organization will include approximately 325 sales representatives focused on endocrinologists and other physicians that treat significant numbers of diabetes patients. Lilly will continue their efforts within the endocrinology and larger primary care prescriber market to support BYETTA® (exenatide) injection. Overall, these changes will better position the companies for the anticipated launch of exenatide once weekly.

“This new, more focused approach to sales optimizes Amylin’s sales organization for our portfolio today and in the future, and will enable us to improve the quality of our interactions with core prescribers through more efficient and frequent interactions. These changes build on Amylin’s scientific strength, and leverage Lilly’s expertise and reach with primary care prescribers, so that we are well positioned to address the information needs of the complex diabetes market,” said Daniel M. Bradbury, president and chief executive officer at Amylin Pharmaceuticals. “Today’s actions are in line with our stated goal of achieving positive operating cash flow by the end of 2010, while continuing to position the company to increase sales of BYETTA and SYMLIN and bring exenatide once weekly to market as quickly as possible.”

Mr. Bradbury continued, “We appreciate the significant contributions of field sales employees who will be affected by today’s announcement and are grateful for their efforts and dedication to Amylin’s mission.”

The sales force changes will result in an annualized benefit of approximately $45 million in GAAP operating results in 2010, and a partial year benefit of approximately $20 million in 2009, which includes reductions in field sales staff and expenses, partially offset by additional cost-sharing for Lilly’s primary care sales efforts. As a result of these expense reductions, which are primarily cash expenses, the Company estimates that total GAAP operating expenses for 2009 will now be at the lower end of the previously stated guidance range of $600 million to $625 million, and GAAP operating loss will also be at the lower end of the previously stated guidance range of $175 million to $200 million. This guidance for GAAP operating loss excludes a restructuring charge, estimated to be approximately $13 to $15 million, which the Company will record in the second quarter, consisting of primarily severance and other employee-related costs.

About Amylin Pharmaceuticals

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines. Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection. Amylin’s research and development activities leverage the Company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity. Amylin is headquartered in San Diego, California. Further information on Amylin Pharmaceuticals is available at http://www.amylin.com.

This press release contains forward-looking statements about Amylin. Actual results could differ materially from those discussed or implied in this press release due to a number of risks and uncertainties, including the risk that BYETTA, SYMLIN and/or exenatide once weekly and the revenues generated from BYETTA and/or SYMLIN may be affected by competition; unexpected new data; safety and technical issues; clinical trials not confirming previous results; pre-clinical trials not predicting future results; New Drug Applications and label expansion requests not being submitted in a timely manner or receiving regulatory approval; the sales force changes not producing the operating loss benefits we expect; financial guidance we provide may not be accurate; the restructured operations for exenatide and the new sales approach mentioned in this press release not producing the results we expect; or manufacturing and supply issues. The potential for BYETTA, SYMLIN and/or exenatide once weekly may also be affected by government and commercial reimbursement and pricing decisions, the pace of market acceptance, or scientific, regulatory and other issues and risks inherent in the commercialization of pharmaceutical products. These and additional risks and uncertainties are described more fully in Amylin’s most recent SEC filings including their Annual Report on Form 10-K. Amylin undertakes no duty to update these forward-looking statements.

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